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                                                                 EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-effective Amendment No. 1 to the Registration Statement (Form S-8 No. 333-119226) of America Service Group Inc. pertaining to the America Service Group Inc. Amended and Restated 1999 Incentive Stock Plan of our report dated February 17, 2004 (except with respect to Note 25, as to which the date is August 9, 2004), with respect to the consolidated financial statements and schedule of America Service Group Inc. as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003, included in America Service Group Inc.'s Current Report on Form 8-K dated September 23, 2004.



                                                  /s/ Ernst & Young LLP


Nashville, Tennessee
September 29, 2004